Exhibit 99.1

NEWS RELEASE

Media contact: Neil Nissan

24-Hour: 800.559.3853

Dec. 5, 2022

Duke Energy’s chief operating officer Dhiaa Jamil to retire in 2023

•	Chief Generation Officer Preston Gillespie to expand role and join Senior Management Committee

•	EVP Harry Sideris to add transmission organization to his responsibilities

CHARLOTTE, N.C. – Duke Energy (NYSE: DUK) today announced that Dhiaa Jamil, executive vice president and chief operating officer, will retire midyear 2023 after a career spanning more than 41 years at the company.

“Dhiaa is an exceptional leader and a trusted advisor who will leave behind a powerful legacy of safety and operational excellence at Duke Energy,” said Lynn Good, chair, president and CEO. “He has taken on many challenges during his career and turned them into catalysts for positive change at the company. There’s no better example than safety. Through his leadership, we improved safety performance dramatically and have led the industry in this important area for seven consecutive years.”

As chief operating officer, Jamil is responsible for the company’s generation fleet, transmission grid, major project management and construction, environment, health and safety, and other related support functions. Previously, he served as president of regulated generation and chief nuclear officer, where he was responsible for the largest regulated nuclear fleet in the country. Earlier in his career, he held various leadership roles at the Oconee, McGuire and Catawba nuclear stations, including station manager and site vice president.

Jamil’s service extends into the energy industry and the community. He currently serves on the board of directors for the Nuclear Energy Institute and chairs the University of North Carolina Charlotte Energy Production Infrastructure Center (EPIC) Advisory Board. His leadership and passion for education contributed to the development of EPIC, which has benefited the university and the Greater Charlotte region through research and the creation of a pipeline of highly trained engineers.

Jamil will remain chief operating officer until his retirement.

Duke Energy Corporation | P.O. Box 1009 | Charlotte, NC 28201-1009 | www.duke-energy.com

Duke Energy News Release	2

New appointments and organizational changes

To transition Jamil’s other responsibilities, effective Jan. 1, 2023:

•	Preston Gillespie will join the Senior Management Committee (SMC) as executive vice president, chief generation officer and enterprise operational excellence, with expanded responsibilities that include enterprise operational excellence, environmental, health and safety and coal combustion products. He will report to Good.

As chief generation officer, Gillespie works across the enterprise to integrate and advance Duke Energy’s generation strategy to support the company’s clean energy transition. During his 36 years with the company, he has held a variety of engineering and operations roles across generation, including operations shift manager, plant manager, site vice president and chief nuclear officer.

•	Harry Sideris, executive vice president, Customer Experience, Solutions and Services, will assume responsibility for the transmission organization in addition to his current duties. Modernizing the grid is key to delivering a clean, reliable and affordable energy future to customers, and consolidating distribution and transmission assets under the same organization will advance this effort.

“I’m extremely grateful for the many contributions Dhiaa has made to our company, communities and industry,” said Good. “We are fortunate to have a deep bench of experienced leaders – such as Preston and Harry – that we can draw upon as we continue to execute our clean energy transition.”

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. Its electric utilities serve 8.2 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 50,000 megawatts of energy capacity. Its natural gas unit serves 1.6 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The company employs 28,000 people.

Duke Energy is executing an aggressive clean energy transition to achieve its goals of net-zero methane emissions from its natural gas business by 2030 and net-zero carbon emissions from electricity generation by 2050. The company has interim carbon emission targets of at least 50% reduction from electric generation by 2030, 50% for Scope 2 and certain Scope 3 upstream and downstream emissions by 2035, and 80% from electric generation by 2040. In addition, the company is investing in major electric grid enhancements and energy storage, and exploring zero-emission power generation technologies such as hydrogen and advanced nuclear.

Duke Energy was named to Fortune’s 2022 “World’s Most Admired Companies” list and Forbes’ “World’s Best Employers” list. More information is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos and videos. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

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